EXHIBIT 99.1

Gateway Financial Holdings Reports 1st Quarter 2007 Net Income of $2.5 Million, Up $2.3 Million Over 2006

        Total Assets Exceed $1.3 Billion, Up 34 Percent
             Loans Surpass $1 Billion, Up 38 Percent

VIRGINIA BEACH, Va., April 25, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the first quarter of 2007 of $2.5 million compared with $224,000 for the prior year first quarter, an increase of $2.3 million. Earnings performance was driven by exceptional revenue growth from a 38% increase in loans over the past 12 months resulting from the Company's expanding network of financial centers, and increased revenues from Gateway's non-banking activities. Diluted earnings per share were $0.22 for the first quarter of 2007 compared with $0.02 for the first quarter of the prior year. The first quarter of 2006 results were negatively affected by a loss on the market value and net cash settlement on economic hedge of $1.82 million that resulted from the $150 million interest rate swap agreement entered into on December 30, 2005 to hedge variable rate loans included in Gateway's loan portfolio. During the first quarter of 2007, Gateway had a net gain on the market value and net cash settlement of the economic hedge of $189,000. The gain or loss from the economic hedge has been reported as a component of non-interest income in accordance with GAAP. Diluted earnings per share, excluding the gain of $189,000 in the first quarter of 2007, and the loss on the market value and net cash settlement on economic hedge of $1.82 million in the first quarter of 2006 (net of income taxes using a 37.5% blended rate), were $0.21 and $0.12 per share, respectively, an increase of 75%. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, diluted earnings per share provides useful information to investors.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "We are thrilled to report another quarter of record earnings, with 38% loan growth year-over-year, and with the same impeccable asset quality that is a hallmark of Gateway's performance. We continue to hire the best bankers, identify markets with superior growth potential, expand our franchise, and diversify our product offerings. As a result of this growth, and expansion of our non-banking activities, we have grown our revenues 59% over the past 12 months, while controlling non-interest expenses, which grew only 22% year-over-year. In fact, our non-interest expenses actually decreased $31,000 as compared with the fourth quarter of last year. We are now beginning to achieve the economies on our bottom line of the significant expansion we have undertaken over the past few years, while continuing to grow in a strategic manner."

ROAA was 0.83% for the first quarter of 2007 compared with 0.11% for the first quarter of the prior year. ROAA, excluding the gain of $189,000 in the first quarter of 2007, and the loss on the market value and net cash settlement on economic hedge of $1.82 million in the first quarter of 2006 (net of income taxes using a 37.5% blended rate), was 0.79% and 0.60%, respectively, an increase of 32%. ROAE was 9.21% for the first quarter of 2007 compared with 0.89% for the first quarter of the prior year. ROAE, excluding the impact of the aforementioned economic hedge, was 8.78% and 5.39%, respectively, an increase of 63%. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, ROAA and ROAE provides useful information to investors.

Mr. Berry continued, "We look forward to closing The Bank of Richmond acquisition during the second quarter, which expands our footprint into the demographically attractive Richmond area. Additionally, we plan on opening a full financial center in Wilmington and two more financial centers in Raleigh during the second half of the year. Gateway's strategy continues to focus both on profit growth and franchise growth, as we continue to expand at an impressive rate, while maintaining exceptional asset quality and improving profitability."

Revenues and Net Interest Margin

Total revenue, defined as net interest income and non-interest income, was $14.7 million for the first quarter of 2007, an increase of 59% above the $9.2 million reported for the first quarter of 2006. Net interest income was $10 million, a $1.8 million or 22.1% increase over the $8.2 million reported for the first quarter of 2006. The increase is attributable to a 33% increase in average earning assets, driven by the $304 million or 42.3% increase in average loans over the past 12 months. The increase in net interest income resulting from the increased volume was partially offset by a decrease in net interest margin of 30 basis points year-over-year to 3.62%. The margin compression resulted from the impact of higher interest rates on Gateway's cost of funds, exacerbated by the inverted yield curve environment. Short-term rates have remained high, resulting in higher re-pricing of maturing deposits during the last half of 2006 and the first quarter of 2007, while variable rate loans have not re-priced since June 29, 2006, when the Federal Reserve Board last increased short term rates. Additionally, competition has increased for high quality loans, resulting in more aggressive pricing during the quarter. On a linked quarter basis, the net interest margin decreased by 15 basis points.

Non-interest income for the first quarter of 2007 was $4.6 million, an increase of $3.6 million or 359% above the prior year first quarter. Excluding the affect of the gain and loss and net cash settlement on economic hedge for both quarters, proforma non-interest income increased $1.6 million or 57.5% year-over-year to $4.5 million in the first quarter of 2007. Due to the volatility and lack of comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, non-interest income provides useful information to investors. The increase was primarily related to Gateway's non-banking activities. Revenue from Gateway's insurance operations increased $580,000 or 78.3% to $1.3 million resulting from performance bonuses related to 2006 and our franchise expansion; as well as the two acquisitions of Virginia agencies in the fourth quarter of 2006, and the title insurance company during the first quarter of 2007. Gateway launched its new mortgage subsidiary, Gateway Financial Mortgage, during the second quarter of 2006. Revenue from the mortgage operation increased $760,000 or 441% to $932,000 from the $172,200 reported in the first quarter of 2006 from its 49% owned mortgage company joint venture. Additionally, the mortgage operation showed a profit for the first time of approximately $250,000 for the quarter, as compared with a loss of $326,000 during 2006. Revenues from the brokerage operations increased $155,000 or 140% to $266,000 in the first quarter of 2007 as compared with the first quarter of the prior year, in part as a result of hiring a new investment broker in Virginia during the first quarter of 2006. Additionally, Gateway had $92,000 higher income from BOLI during the first quarter of 2007 primarily as a result of $7 million additional BOLI purchased during the third quarter of 2006.

Non-Interest Expenses

Non-interest expense for the first quarter of 2007 was $9.5 million, up $1.7 million, or 21.5%, from the $7.8 million reported in the prior year first quarter. These increased expenses reflect Gateway's significant infrastructure expansion throughout 2006. During 2006, Gateway opened six de novo financial centers, built a new state-of-the-art operations center, opened a private banking center, launched a new mortgage subsidiary, and added 80 new employees, bringing the total FTEs to 327 at December 31, 2006. Salaries and benefits increased 41.8%, and occupancy and equipment costs rose 17%, almost all of which was related to expansion activities. Data processing fees increased a nominal 5.8%, reflecting a re-negotiation of data processing contracts which offset much of the cost of increased volume associated with the franchise expansion. Other expenses actually decreased $158,000 in the first quarter of 2007 as compared with the first quarter of last year. This decrease was primarily the result of lower promotional, professional and consulting expenses which decreased $515,000 during the first quarter of 2007 as compared with the first quarter of 2006. The decrease was primarily the result of the discontinuation of the Haberfeld High Performance checking account program at the end of 2006 ($210,000), lower accounting and auditing fees related to Sarbanes-Oxley 404 compliance, and other consulting services that were eliminated. Gateway's efficiency ratio was 66.26% for the first quarter of 2007, down significantly from the 88.95% for the first quarter of 2006. However, the efficiency ratio was negatively affected in 2006 by the loss and net cash settlement on economic hedge which is reported as a reduction of non-interest income. Excluding the impact of the loss and net cash settlement on economic hedge of $1.82 million for the first quarter of 2006 and the net gain on the economic hedge in the first quarter of 2007 of $189,000, the efficiency ratio would have been 67.15% for the first quarter of 2007, as compared with 73.39% for the first quarter of 2006. Due to the volatility and lack of comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, proforma efficiency ratio provides useful information to investors. As a percentage of average assets, non-interest expense has dropped from 3.39% in the first quarter of 2006 to 3.14% for the first quarter of 2007.

On a linked quarter basis, non-interest expenses actually decreased by $31,000. This decrease is reflective of not opening any new financial centers during the last two quarters, and the decrease in promotional, professional and consulting costs discussed above. FTEs only increased by 18 (5.5%) to 345 during the first quarter of 2007. During this same time period, total revenue (excluding the impact of the gain and loss on economic hedge in the respective quarters) increased to $14.5 million from $13 million, an increase of 11.5%.

Loan and Asset Growth

At March 31, 2007, total assets were $1.32 billion, an increase of $336.3 million, or 34.1%, above the $986.3 million reported twelve months ago. This increase was primarily related to loans which increased $300 million, or 38.3%, to $1.1 billion. For the quarter, loans grew $89.0 million or 9.0% (35.8% annualized).

Commenting on this growth, Mr. Berry emphasized, "Our results are reflective of the continued vibrancy of the markets we serve, the knowledge, expertise and performance of our lenders who serve them, and the strategic investments we have made in building a solid regional footprint. These key elements are fundamental to our strategy, as we continue to gain market share from major national competitors."

All of this growth was organic, with over 50% of the increase derived from the financial centers opened in 2006, and primarily in the Raleigh, Wilmington, and Virginia Beach markets. The local economies in these market areas continue to experience robust growth. Population growth in the Raleigh-Cary MSA, Virginia Beach MSA and Wilmington MSA are projected to be 17.6%, 5.3% and 15.7%, respectively, over the next five years. Additionally, 59% of this growth was derived from commercial real estate loans (up $87.5 million) and commercial and industrial loans (up $89 million) since the first quarter of last year. At December 31, 2006, commercial loans (CRE, construction and C&I) totaled $781 million, or 72% of the loan portfolio.

Mr. Berry continued, "Although we have a higher concentration of real estate loans, our Chief Credit and Risk Officers have over 30 years of experience of underwriting loans of this type in the markets we serve, giving us a high comfort level with our real estate loan concentration. We continually monitor risk within the commercial real estate loan portfolio by analyzing its portfolio concentration characteristics, such as exposures within the different loan types, the amount of speculative loans, and the amount of owner-occupied loans compared to non-owner occupied loans. Additionally, we have insurance to cover LTV exceptions on lot loans which reduces our risk."

Asset Quality

For the quarter, net loan charges-offs were $416,000 or 0.16% of average loans, and non-performing loans were $1.55 million or 0.14% of total loans at March 31, 2007; down $1.72 million or 52% from the $3.24 million (0.33% of total loans) reported at December 31, 2006.

Mr. Berry added, "Asset quality remains a top priority at Gateway. In addition to operating in markets with robust economies, as part of our strategic planning process, we seek out prime locations and identify and hire outstanding bankers and lenders. They are experienced in each market they serve, and astute and highly skilled business people, whose client base has proven to be exceptionally loyal. I have said many times -- we will compete on interest rates on loans, but we will not sacrifice credit quality; and our asset quality numbers support this strategy. I would like to also reiterate that we have essentially no sub-prime or Alt-A mortgage loans. Our asset quality remains outstanding, both for a bank over $1 billion in assets and relative to our peer group."

At March 31, 2007, the allowance for loan losses was $10.2 million, or 0.95% of total loans (excluding loans held for sale).

Deposit Growth and Borrowings

Deposits rose $215.1 million, or 28.3%, over the past twelve months to $975.2 million; with core deposits (including retail CDs) up $114.3 million (20.9%) to $660.5 million, and jumbo CDs up $43.4 million (28.3%) to $196.5 million at March 31, 2007. Brokered deposits, primarily used to fund loan growth in the loan production offices and the Raleigh private banking center, grew $57.5 million to $118.3 million at March 31, 2007. Core deposits comprised 67.7% of total deposits at March 31, 2007, while jumbo CDs were 20.1%. Borrowings, including junior subordinated debentures, totaled $227.7 million at March 31, 2007, up $108.3 million from twelve months ago. The Company issued an additional $15 million of junior subordinated debentures during the second quarter of 2006 related to proceeds received from the sale of trust preferred securities by its third Statutory Trust subsidiary. The increase in borrowings was used to fund franchise expansion in 2006 and supplement deposits to fund loan growth over the past 12 months.

Early Adoption of Accounting Standard

Effective January 1, 2007, Gateway elected early adoption of Statements of Financial Accounting Standards ("SFAS") No. 159. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, Gateway selected the fair value measurement option for various pre-existing financial assets and liabilities, including investment securities in the available for sale portfolio totaling approximately $51 million, and junior subordinated debentures issued to capital trusts (commonly known as "trust preferred securities") of $15.5 million. The initial fair value measurement of these items resulted in, approximately, a $1.23 million cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS No. 159, this one-time charge was not recognized in current earnings. As a result of Gateway's fair value measurement election for the above financial instruments, Gateway recorded trading gains of approximately $280,000 in the first quarter for the change in fair value of the trading securities and income of $41,000 related to the change in fair value of the junior subordinated debentures from the election date of January 1, 2007 through March 31, 2007. The trading gains and debt fair value adjustments were recorded as a component of non-interest income. Gateway believes its adoption of this standard will have a positive impact on its ability to manage the market and interest rate risks and liquidity associated with certain financial instruments (primarily investments with short durations and low market volatility); improve its financial reporting; and remain competitive in the marketplace during the remainder of 2007, as well as future periods.

Stockholders' Equity

Stockholders' equity at March 31, 2007 totaled $111.5 million, an increase of $9.0 million, or 8.8%, from March 31, 2006. At March 31, 2007, Gateway had 11,039,858 shares outstanding; stockholders' equity equaled 8.43% of total assets, and the total risk-based capital ratio was 11.98%, well in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "We are pleased with our overall performance this quarter and the earnings we generated. Despite the negative effect of an inverted yield curve and margin compression that all financial institutions are feeling, we were still able to substantially increase our earnings during the first quarter over the prior year. We were especially pleased with the results from our Mortgage Company, which generated a profit for the first time this quarter, during economic times in which many more seasoned mortgage operations have struggled in face of sub-prime loans and uncertain economic conditions. Our franchise continues to grow. And with our expenses stabilizing, our revenues continuing to grow, and our maturing financial centers becoming increasingly profitable, we look forward to 2007 being an excellent year for Gateway."

Webcast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous webcast on Wednesday, April 25 at 10:00 AM Eastern Time to discuss the quarterly results. The webcast can be accessed live on the Company's website, www.gwfh.com, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of twenty-four full-service financial centers -- thirteen in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; regulatory and shareholder approval of acquisitions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                   CONSOLIDATED FINANCIAL HIGHLIGHTS

                                   Quarterly
               1st Qtr    4th Qtr     3rd Qtr     2nd Qtr      1st Qtr
                 2007       2006        2006        2006        2006
              --------    --------    --------    --------    --------
 (Dollars in
  thousands
  except per
  share data)

 EARNINGS

  Net
   interest
   income   $   10,039       9,971       9,493       9,312       8,222
  Provision
   for loan
   losses   $    1,200         800         600         800       1,200
  Non
   Interest
   income   $    4,649       2,545       4,416       1,296       1,013
  Gain
   (loss)
   and net
   cash
   settle-
   ments on
   economic
   hedge           189        (502)      1,601      (1,198)     (1,819)
  Loss on
   disposi-
   tion of
   premises
   and
   equip-
   ment     $        -        (292)          -           -           -
  Proforma
   non-
   interest
   income
   (c)      $    4,460       3,339       2,815       2,494       2,832
  Non
   Interest
   expense  $    9,526       9,557       9,018       8,559       7,840
  Pre-tax
   income   $    3,962       2,159       4,291       1,249         195
  Net
   income   $    2,514       1,403       2,778         864         224
  Basic
   earnings
   per
   share
   (a)      $     0.23        0.13        0.26        0.08        0.02
  Diluted
   earnings
   per
   share(a) $     0.22        0.13        0.25        0.08        0.02
  Proforma
   diluted
   earnings
   per
   share
   (a) (c)  $     0.21        0.17        0.16        0.14        0.12
  Weighted
   avg.
   basic
   shares
   out-
   stand-
   ing (a)  10,990,371  10,889,605  10,805,652  10,789,189  10,762,140
  Weighted
   average
   diluted
   shares
   (a)      11,263,502  11,157,077  11,097,299  11,131,691  11,113,498

 PERFORMANCE
  RATIOS

  Return on
   average
   assets         0.83%       0.48%       1.03%       0.37%       0.11%
  Proforma
   return
   on
   average
   assets(c)      0.79%       0.66%       0.66%       0.63%       0.60%
  Return on
   average
   common
   equity         9.21%       5.20%      10.57%       3.41%       0.89%
  Proforma
   return
   on
   average
   common
   equity
   (c)            8.78%      7.03%       6.77%      6.29%      5.39%
  Net
   interest
   margin
   (fully
   tax-
   equi-
   valent)        3.62%      3.77%       3.84%      3.94%      3.92%
  Non-
   interest
   expense
   to
   average
   assets         3.14%       3.30%       3.38%       3.35%       3.39%
  Efficiency
   ratio         66.26%      73.94%      64.20%      79.99%      88.95%
  Proforma
   efficiency
   ratio(b)      67.15%      71.15%      72.56%      71.87%      73.39%
  Full-time
   equi-
    valent
    employ-
    ees            345         327         310         299         280
 CAPITAL

 Period-end
  equity to
  assets          8.41%       9.05%       9.43%       9.62%      10.39%
  Tier 1
   leverage
   capital
   ratio         11.40%      11.38%      12.02%      12.48%      12.01%
  Tier 1
   risk-
   based
   capital
   ratio         11.11%      12.11%      13.05%      13.75%      13.02%
  Total
   risk-
   based
   capital
   ratio         11.98%      12.99%      13.94%      14.63%      13.89%
  Book
   value
   per
   share(a) $    10.10        9.99        9.80        9.45        9.48
  Cash
   dividend
   per
   share(a) $     0.05        0.05        0.05        0.03        0.03

 ASSET
  QUALITY

  Gross
   loan
   charge-
   offs     $      426          95          58          86          66
  Net loan
   charge-
   offs     $      416          89          53          76          60
  Net loan
   charge-
   offs to
   average
   loans
   (annual-
   ized)          0.16%       0.04%       0.02%       0.04%       0.03%
  Allowance
   for loan
   losses   $   10,189       9,405       8,694       8,147       7,423
  Allowance
   for loan
   losses
   to total
   loans          0.95%       0.95%       0.97%       0.96%       0.95%
  Nonper-
   forming
   loans    $    1,554       3,269         420         138       2,681
  NPL to
   total
   loans          0.14%       0.33%       0.05%       0.02%       0.34%
  Other
   real
   estate
   and re-
   possessed
   assets   $        0           0           0           0           0

 END OF
  PERIOD
  BALANCES

  Loans
   (before
   allow-
   ance)    $1,083,638     994,592     896,080     852,381     783,614
  Total
   earning
   assets
   (before
   allow-
   ance)    $1,216,893   1,103,363   1,031,613     984,515     908,052
  Total
   assets   $1,322,613   1,207,477   1,125,144   1,062,241     986,311
  Deposits  $  975,222     923,725     834,093     836,528     760,078
  Stock-
   holders'
   equity   $  111,466     109,640     106,058     102,240     102,456

 AVERAGE
  BALANCES

  Loans
   (before
   allow-
   ance)    $1,022,556     936,642     860,038     822,938     718,642
  Total
   earning
   assets
   (before
   allow-
   ance)    $1,125,833   1,049,235     980,105     947,402     846,652
  Total
   assets   $1,231,223   1,148,128   1,066,917   1,022,762     924,764
  Deposits
  (Excludes
   non-int.
   DDA)     $  823,785     753,959     729,485     703,226     614,034
  Stock-
   holder's
   equity   $  110,655     107,124     104,227     102,820     102,347

                                                       Year to Date
                                                    12 Mos.    12 Mos.
                                                     2006       2005
                                                 ---------- ----------
 (Dollars in thousands except per share data)
 EARNINGS

    Net interest income                          $   36,998     23,303
    Provision for loan losses                    $    3,400      2,200
    Non Interest income                          $    9,270      8,067
    Gain (loss) and net cash
     settlements on economic hedge               $   (1,918)         -
    Loss on disposition of premises
     and equipment                               $     (292)         -
    Proforma non-interest
     income (b)                                  $   11,480      8,067
    Non Interest expense                         $   34,974     23,266
    Pre-tax income                               $    7,894      5,904
    Net income                                   $    5,269      3,939
    Basic earnings per share (a)                 $     0.49       0.48
    Diluted earnings per share (a)               $     0.47       0.46
    Proforma diluted earnings
      per share (a) (c)                          $     0.60       0.46
    Weighted avg. basic shares
     outstanding (a)                             10,811,980  8,214,118
    Weighted average diluted shares (a)          11,121,703  8,556,012

 PERFORMANCE RATIOS

    Return on average assets                           0.51%      0.58%
    Proforma return on average assets (c)              0.64%      0.58%
    Return on average common equity                    5.06%      5.77%
    Proforma return on average
     common equity (c)                                 6.38%      5.77%
    Net interest margin
     (fully tax-equivalent)                            3.87%      3.81%
    Non-interest expense to
     average assets                                    3.35%      3.43%
    Efficiency ratio                                  75.80%     74.17%
    Proforma efficiency ratio (b)                     72.75%     74.17%
    Full-time equivalent employees                       327        247
 CAPITAL

   Period-end equity to assets                         9.08%     10.19%
    Tier 1 leverage capital ratio                     11.38%     13.73%
    Tier 1 risk-based capital ratio                   12.11%     14.31%
    Total risk-based capital ratio                    12.99%     15.17%
    Book value per share (a)                    $      9.99       9.46
    Cash dividend per share (a)                 $      0.16       0.09

 ASSET QUALITY

    Gross loan charge-offs                      $       305         87
    Net loan charge-offs                        $       278         80
    Net loan charge-offs to average
     loans (annualized)                               0.04%      0.02%
    Allowance for loan losses                   $     9,405      6,283
    Allowance for loan losses
     to total loans                                    0.95%      0.94%
    Nonperforming loans                         $     3,269        204
    NPL to total loans                                 0.33%      0.03%
    Other real estate and
     repossessed assets                         $         0          0

 END OF PERIOD BALANCES

    Loans (before allowance)                    $   994,592    666,652
    Total earning assets
     (before allowance)                         $ 1,103,363    802,398
    Total assets                                $ 1,207,477    883,373
    Deposits                                    $   923,725    646,262
    Stockholders' equity                        $   109,640     98,744

 AVERAGE BALANCES

    Loans (before allowance)                    $   835,527    523,492
    Total earning assets
     (before allowance)                         $   956,765    611,104
    Total assets                                $ 1,043,318    679,020
    Deposits (Excludes non-int. DDA)            $   695,824    446,071
    Stockholder's equity                        $   104,207     68,258

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May 15, 2006 and
     June 20, 2005.

 (b) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, that management believes provides more comparable, useful information to investors.

 (c) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and
     equipment, net of income taxes using a 37.5% blended rate, that management believes provides more comparable, useful information to investors.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF OPERATIONS

                                                THREE MONTHS ENDED
                                                     March 31,
                                                2007           2006
                                            -----------     ----------
                                             Unaudited      Unaudited
                                            (Amounts in (000), except
                                             share and per share data)

 INTEREST INCOME
    Loans, including fees                   $    20,384    $    13,730
    Investment securities - taxable                 908          1,226
                       - tax-exempt                  70             62
    Interest-earning bank deposits                   34             38
    Other interest and dividends                    184            148
                                            -----------     ----------
       Total interest income                     21,580         15,204

 INTEREST EXPENSE

     Money market, NOW and savings                2,256          1,397
    Time deposits                                 6,874          4,057
    Short term debt                                 275            603
    Long-term debt                                2,136            925
                                            -----------     ----------
       Total interest expense                    11,541          6,982
                                            -----------     ----------
       Net interest income                       10,039          8,222

    Provision for loan losses                     1,200          1,200
                                            -----------     ----------
       Net interest income after
        provision for loan losses                 8,839          7,022

 NON INTEREST INCOME

    Service charges on accounts                     877            715
    Mortgage operations                             932            172
    Insurance operations                          1,321            741
    Brokerage operations                            266            111
    Gain on sales of securities                     163            653
    Gain (loss) and net cash
     settlements on economic hedge                  189         (1,819)
    Gain from trading securities                    280              -
    Other income                                    621            440
                                            -----------     ----------
       Total non interest income                  4,649          1,013

 NON INTEREST EXPENSE

    Salaries and benefits                         5,259          3,708
    Occupancy and equipment                       1,810          1,542
    Data processing fees                            453            428
    Other expense                                 2,004          2,162
                                            -----------     ----------
       Total non interest expense                 9,526          7,840
                                            -----------     ----------

       Income before income taxes                 3,962            195

    Income tax expense (benefit)                  1,448            (29)
                                            -----------     ----------

       Net income                           $     2,514     $      224
                                            -----------     ----------

    Basic earnings per
     share (a)                                    $0.23          $0.02

    Diluted earnings per
     share (a)                                    $0.22          $0.02

    Weighted avg. basic
     shares outstanding (a)                  10,990,371     10,762,140

    Weighted average
     diluted shares (a)                      11,263,502     11,113,498

 (a)  All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May 15, 2006.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS

                                    March 31, December 31,   March 31,
                                      2007       2006(a)       2006
                                     -----       -----         ----
                                   Unaudited                 Unaudited
                             (Dollar amounts in thousands)
 ASSETS

  Cash and due from banks         $   20,527   $   22,077       11,675
  Interest-earnings
   deposits in other banks             3,416        4,717          942
                                  ----------   ----------   ----------
     Total cash and cash
      equivalents                     23,943       26,794       12,617

  Trading securities                  50,732            -            -
  Securities available for
   sale                               65,335       93,475      114,597
  Federal Home Loan Bank
   stock                              10,101        6,970        5,980
  Federal Reserve Bank
   stock                               3,671        3,609        2,919

  Loans                            1,083,638      994,592      783,614
  Allowance for loan losses          (10,189)      (9,405)      (7,423)
                                  ----------   ----------   ----------
     Total loans, net              1,073,449      985,187      776,191

  Premises and equipment,
   net                                39,589       38,456       33,905
  Bank owned life insurance
   policies                           25,312       25,051       17,355
  Goodwill and intangible
   assets                             13,352       12,615       10,266
  Accrued interest
   receivable                          8,920        8,742        6,551
  Other assets                         8,209        6,578        5,930
                                  ----------   ----------   ----------

     Total assets                 $1,322,613   $1,207,477      986,311
                                  ----------   ----------   ----------

 LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Deposits:

   Noninterest-bearing            $  117,994   $  108,007       83,780
   Interest-bearing                  857,228      815,718      676,298
                                  ----------   ----------   ----------
      Total deposits                 975,222      923,725      760,078

  Short term debt                     45,000       14,500       47,001
  Long-term debt                     182,746      152,429       72,465
  Accrued expenses and
   other liabilities                   8,179        7,183        4,311
                                  ----------   ----------   ----------
      Total liabilities            1,211,147    1,097,837      883,855

 STOCKHOLDERS' EQUITY

  Common stock                       102,328      101,669       98,866
  Retained earnings                    9,307        8,708        5,043
  Accumulated other
   comprehensive loss                   (169)        (737)      (1,453)
                                  ----------   ----------   ----------
   Total stockholders'
    equity                           111,466      109,640      102,456

   Total liabilities and
    stockholders' equity          $1,322,613   $1,207,477      986,311
                                  ----------   ----------   ----------

  (a)  Derived from audited financial statements.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO, or
          Ted Salter, Senior EVP and CFO
          (757) 422-8004